UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2026

Dyne Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39509	36-4883909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1560 Trapelo Road Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 786-8230

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	DYN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 16, 2026 (the “Amendment Closing Date”), Dyne Therapeutics, Inc. (the “Company”) entered into the Second Amendment (the “Second Amendment”) to its Loan and Security Agreement with Hercules Capital, Inc., in its capacity as administrative agent and collateral agent (the “Agent”), and certain other financial institutions party thereto as lenders (collectively, the “Lenders”), dated as of June 27, 2025 (the “Initial Loan Agreement” and as amended by the First Amendment to Loan and Security Agreement dated as of December 8, 2025 and the Second Amendment, the “Loan Agreement”). The Second Amendment expanded the debt facility to an aggregate of up to $400.0 million by adding two additional tranches of $50.0 million each and increasing the final tranche by $25.0 million, and reduced the minimum cash covenant under the Loan Agreement. Pursuant to the Second Amendment, the Company borrowed one of the additional loan tranches in an aggregate principal amount of $50.0 million on the Amendment Closing Date.

Following entry into the Second Amendment and the borrowing of the third term loan tranche, the Company has $200.0 million in outstanding principal under the Loan Agreement and three additional term loan tranches it may borrow pursuant to the Loan Agreement, totaling up to $125.0 million, which are available subject to the achievement of specified clinical, regulatory and commercial milestones, and a final term loan tranche of up to $75.0 million, which is available subject to approval by the Lenders’ investment committee in their discretion. The Second Amendment modified the minimum cash covenant, which requires that the Company maintain specified levels of cash in accounts subject to a control agreement in favor of Agent, to, among other things: (i) change the initial testing date from January 1, 2027 to July 1, 2027, which initial testing date may be extended to July 1, 2028 subject to the Company meeting certain financing milestones, and (ii) reduce the initial minimum amount of cash required to be maintained in such accounts from 60% of the then-outstanding obligations under the Loan Agreement to 40% of the then-outstanding obligations under the Loan Agreement. Pursuant to the Loan Agreement, the minimum cash covenant will only be tested if the Company’s market capitalization is less than $1.65 billion.

All unpaid principal and accrued and unpaid interest with respect to the amounts outstanding under the Loan Agreement are due and payable in full on July 1, 2030 (the “Maturity Date”). The outstanding principal balance bears interest at a floating interest rate per annum equal to the Wall Street Journal prime rate, subject to a floor of 7.50%, plus 2.45%. Accrued interest on the amounts outstanding under the Loan Agreement is payable monthly. The Company may make payments of interest only until July 1, 2029, which interest-only period may be extended until the Maturity Date upon the achievement of specified clinical, regulatory and commercial milestones. At the end of the interest-only period, the Company is required to begin repayment of the outstanding principal amounts in equal monthly installments (or, in a single installment, if the interest-only period has been extended to the Maturity Date). As collateral for the obligations under the Loan Agreement, the Company has granted to the Agent, for the benefit of the Lenders, a first-priority security interest in substantially all of its property, inclusive of intellectual property, subject to customary permitted liens and other exceptions set forth in the Loan Agreement.

The material terms of the Initial Loan Agreement were described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2025, and those terms are incorporated by reference into this Item 1.01. The material terms of the First Amendment were described in Item 2.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2025, and those terms are also incorporated by reference into this Item 1.01. Such descriptions of the Initial Loan Agreement and the First Amendment and the foregoing description of the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the First Amendment (including the Initial Loan Agreement, as amended by the First Amendment, included as Exhibit B thereto) that was filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and the full text of the Second Amendment, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNE THERAPEUTICS, INC.

Date: June 17, 2026	By:	/s/ John G. Cox
		Name:	John G. Cox
		Title:	President and Chief Executive Officer